Exhibit 99.1
Encore Acquisition Company Announces a $445 Million 2008 Capital
Budget and Authorizes a $50 Million Stock Repurchase Program
FORT WORTH, Texas—(Business Wire)—December 21, 2007
Encore Acquisition Company (NYSE:EAC) (the “Company” or “Encore”) announced today that its Board of Directors has approved a capital budget for 2008 of $445 million related to its drilling and development program. This budget will allow the Company to meet its previously announced goal of an estimated organic growth rate of six to eight percent for 2008 (fourth quarter 2007 compared to fourth quarter 2008). In addition, the Board authorized the repurchase of up to $50 million of the Company’s common stock. The shares may be repurchased from time to time in the open market or through privately negotiated transactions. The repurchase program is subject to business and market conditions, and may be suspended or discontinued at any time.
The Company has begun executing a hedge plan composed of swaps in the second half of 2008 and costless collars for all of 2008 at current market oil prices to gain confidence that both the budget and stock buyback can be accomplished within discretionary cash flow.
The Company’s strategy for 2008 is to continue to focus on efficient production and reserve growth while maintaining investments within cash flow. The regional breakdown is expected to be as follows:

•	Rockies	$164 million
•	West Texas	$140 million
•	Mid-Continent	$102 million
•	New Mexico	$ 39 million
The $445 million of capital is expected to be invested in the following categories:

•	Drilling	$347 million
•	Improved Oil Recovery, Workovers	$ 67 million
•	Land, Seismic and Other	$ 31 million
The Company has four operating regions where it can use its expertise in improved oil recovery, horizontal drilling, and tight sands gas development to increase production and reserves. The budget leverages off the Company’s 2007 development success with increased activity in all four regions. The activity in the Company’s different plays is expected to be as follows:

2008 Capital Budget and
Stock Repurchase Plan
•	In the Rockies, the rig count will grow from one rig to three and one-half rigs in 2008 due to good results in the Bakken and Madison plays and drilling in the Cedar Creek Anticline. The Company will also focus on improved oil recovery projects at the Cedar Creek Anticline, the Bell Creek field, the Big Horn Basin and the Williston Basin properties purchased in April of 2007.

•	In the fields covered by the ExxonMobil West Texas joint venture, the Company expects to operate three deep rigs targeting the Devonian in the Midland Basin and one deep rig targeting the Ellenburger, Strawn, and Devonian zones in the Val Verde Basin. One shallow rig will be drilling the Wolfcamp zone in the Val Verde Basin. This level of activity is similar to 2007 levels but will be lower risk as the Company moves from commitment wells to infield development wells.

•	In the Mid-Continent, the Company expects to operate one rig in its Travis Peak play in East Texas. In addition, the Company will participate in a high level of non-operated activity in the Elm Grove field in North Louisiana and in the horizontal development of the Cleveland formation in the Anadarko Basin of Oklahoma.

•	In our New Mexico region, the Company is increasing from one rig in 2007 to two rigs in its Morrow/Atoka play as a result of significant production growth.
Jon S. Brumley, President and Chief Executive Officer of Encore Acquisition Company, commented, “We are pleased with the $445 million budget. It is larger than 2007, but since we are able to leverage off of our success in 2007, this 2008 budget is actually lower risk. Another important aspect of this budget is that it is less than our discretionary cash flow. Even though Encore has much more capital opportunity than the $445 million budget would imply, this budget will allow us to use the excess cash flow to repurchase shares and pay down debt at current price levels. At the same time, we will be able to invest the capital in an efficient and manageable manner. Encore looks forward to completing our reserve report in January of 2008 and sharing the results from the 2007 acquisition program and our development program with you at that time. We are pleased with how 2007 is wrapping up. With the divestiture of our deep Oklahoma gas properties, we have been able to refocus on our core competency of long-life oil field enhancement. At current oil and gas prices, that move has paid off. We are lower risk, lower decline, and higher margin.”
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected capital expenditures (including, without limitation, the amount, location, category, and timing of such expenditures), drilling plans, discretionary cash flows, the benefits of the hedging program, the conduct of the share repurchase program (including, without limitation, the timing, duration, form of transaction, the factors to be

2008 Capital Budget and
Stock Repurchase Plan
considered and termination of the program) and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com